Exhibit 4.5(a)

AMENDMENT TO
UNIT PURCHASE OPTION

This AMENDMENT TO UNIT PURCHASE OPTION (this “Amendment”), dated November 14, 2006, is made by and between Harbor Acquisition Corporation, a Delaware corporation (the “Company”) and Ferris, Baker Watts Incorporated (“Holder”), to that certain Unit Purchase Option referred to below.

WHEREAS, the Company issued that certain Unit Purchase Option, dated May 1, 2006 (the “Unit Purchase Option”) in connection with the Company’s initial public offering and Holder is the owner of the Unit Purchase Option; and

WHEREAS, the parties hereto have agreed that the Unit Purchase Option be amended as set forth herein to clarify the understanding between the parties with respect to the terms of the Unit Purchase Option effective as of the date of its issuance,

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto hereby agree as follows:

1.             Amendment to the Unit Purchase Option.  To reflect the original intention of the parties, Section 5 of the Unit Purchase Option is and shall be amended by adding the following sentence at the end thereof:

“In no event shall the registered Holder of this Purchase Option be entitled to (i) to require the payment of cash in lieu of the issuance of shares upon exercise of this Purchase Option or otherwise “net-cash settle” the warrants, or (ii) receive any damages if any or all of the securities evidenced by this Purchase Option have not been registered by the Company pursuant to an effective registration statement unless the Company has failed to use its best efforts to have the securities registered.”

2.             Reference to and Effect on the Unit Purchase Option.  Upon the due execution and delivery of this Amendment by the parties hereto, on and after the date hereof each reference in the Unit Purchase Option to this “Purchase Option”, “hereunder,” “hereof,” “herein,” or words of like import referring to the Unit Purchase Option shall mean and be a reference to the Unit Purchase Option, as amended hereby.  Except as specifically amended above, the Unit Purchase Option shall remain in full force and effect and is hereby ratified and confirmed.

3.             Execution in Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment To Unit Purchase Option as of the date set forth above.

HARBOR ACQUISITION CORPORATION

By:	/s/ Robert J. Hanks
Robert J. Hanks, Chief Executive Officer

FERRIS, BAKER WATTS INCORPORATED

By:	/s/ Scott Bass
Name: Scott Bass
Title: Vice President